Exhibit 10.2

EXECUTION VERSION

INTELLECTUAL PROPERTY

TRANSFER AND TECHNOLOGY ASSIGNMENT AGREEMENT

by and among

CHO SOON-SIK

SUNDORI DRONE CO., LTD.

(as Co-Assignors)

and

HALLMARK VENTURE GROUP, INC.

(to be renamed SDR Drone Inc., as Assignee)

Version 6 — Integrated Global IP Deal

Worldwide Trade Secrets · Korean Patents · Freedom-to-Practice · Foreign Filing Rights · Officer-Inventor

Covenant

Dated as of June 9, 2026

This INTELLECTUAL PROPERTY TRANSFER AND TECHNOLOGY ASSIGNMENT

AGREEMENT (this “Agreement”) is made and entered into as of June 9,2026 (the “Effective

Date”), by and among:

(a) Cho Soon-sik, a Korean resident individual whose principal residence is at 947 Hanamdaero, Hanam-si, Gyeonggi-do, Republic of Korea (in his individual capacity, “Cho”);

(b) Sundori Drone Co., Ltd., a corporation duly organized and existing under the laws of the

Republic of Korea, with its registered office at 947 Hanam-daero, Hanam-si, Gyeonggido, Republic of Korea (“Sundori Korea”, and together with Cho, the “Assignors”); and

(c) Hallmark Venture Group, Inc. (to be renamed SDR Drone Inc.), a corporation duly organized and existing under the laws of the State of Florida, United States of America,

with its principal office at 1800 N Town Center Drive, Suite 100, Las Vegas, Nevada 89144

(the “Assignee”, and together with the Assignors, the “Parties”).

RECITALS

WHEREAS, Cho is the inventor of, and the registered patentee under, the twelve (12) Korean patents identified in Schedule A, Part 1 (collectively, the “Korean Patents”), each of which has been filed and registered in the name of Cho in his individual capacity with the Korean Intellectual Property Office (“KIPO”);

WHEREAS, Cho is the founder, principal shareholder, and Chief Executive Officer of Sundori Korea, and Sundori Korea is the operating company that has developed, refined, and commercialized the drone technologies based upon, derived from, and embodying the inventions disclosed in the Korean Patents and additional related developments;

WHEREAS, Sundori Korea has developed and possesses, in connection with its drone manufacturing and commercialization operations, a substantial body of trade secrets, knowhow, manufacturing process documentation, bill-of-materials and supplier qualification records, software and firmware source code, AI and machine-learning models (including weights and training data), technical documentation, manuals, test fixtures and procedures, designs, and other proprietary information (collectively, the “Technology”), which Technology, while overlapping in part with the inventions disclosed in the Korean Patents, also includes substantial proprietary content not disclosed in the Korean Patents and which provides Sundori Korea’s principal worldwide competitive advantage;

WHEREAS, Sundori Korea is the registered proprietor of certain Korean trademarks, including the registered marks “SDR,” “Sundori,” “SDR Drone,” “Sundori Drone,” and the Korean-character mark “순돌이드론” (collectively, the “Sundori Marks”);

WHEREAS, simultaneously herewith, the Assignee is undergoing a change of control transaction whereby its outstanding Series A Preferred Stock and an issuance of 50,000,000 shares of common stock are being acquired by EQUORIX LLC (“EQUORIX”) pursuant to a Change of Control Agreement (Amended and Restated) of even date among Selkirk Global Holdings, LLC, Paul Strickland, the Assignee, and EQUORIX (the “CoC Agreement”), in connection with which the Assignee will be re-branded as SDR Drone Inc. for the purpose of holding, developing, and globally commercializing the Technology and the Korean Patents through a network of foreign joint-venture manufacturing entities and through the resources of the U.S. public capital markets;

WHEREAS, the Assignors wish to assign and transfer to the Assignee, and the Assignee wishes to acquire, all of the Assignors’ right, title, and interest in and to the Technology and the Korean Patents (excluding the Sundori Marks, which shall be retained by Sundori Korea and licensed to the Assignee on a perpetual worldwide basis as set forth in Section 2.4), on the terms set forth herein;

WHEREAS, the Parties expressly acknowledge that (i) the Korean Patents have been published in the Korean Patent Gazette, and accordingly the inventions disclosed therein have entered the public domain in all jurisdictions outside the Republic of Korea where corresponding foreign patent protection has not been obtained, (ii) the twelve-month Paris Convention priority deadlines under Article 4 of the Paris Convention for the Protection of Industrial Property and the corresponding PCT national-phase deadlines have expired with respect to the Korean Patents identified in Schedule A, Part 1 (other than those, if any, expressly identified in Schedule A.1 as remaining within priority), and (iii) accordingly, the principal worldwide commercial value of the Subject IP being transferred hereunder resides in (A) the Technology (including non-disclosed trade secrets, know-how, software, AI/ML models, manufacturing process, and other proprietary content), (B) the Assignee’s worldwide freedom to practice the publicly-disclosed inventions, (C) Cho’s continuing inventorship as an officer of the Assignee under Section 3.1, and (D) the Assignee’s right to file new foreign patent applications on improvements, variants, and new inventions under Section 2.6;

WHEREAS, the Parties intend that, in consideration for the assignment of the Subject IP, the Assignee shall undertake the strategic, operational, and capital-formation covenants set forth in Article 3, including, without limitation, the engagement of Cho as an officer of the Assignee to ensure the continuity of inventive activity and the worldwide patenting of improvements; and

WHEREAS, the Parties further acknowledge that, with respect to certain components of the Subject IP, an outright assignment to a foreign assignee may be restricted, conditioned, delayed, or prohibited by reason of Korean statutory, regulatory, or contractual restrictions (each, a “Transfer Restriction”), in which case the affected components shall be the subject of a Fallback License as set forth in Section 2.7.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth below or elsewhere in this Agreement:

1.1 “Assignee”. means Hallmark Venture Group, Inc., a Florida corporation, to be renamed SDR Drone Inc. upon Closing.

1.2 “Assignors”.

means, collectively, Cho and Sundori Korea, each in their respective capacities as set forth on the cover page hereof.

1.3 “Closing Date”. has the meaning set forth in Section 4.1.

1.4 “Foreign Improvement Patent”. means any patent, patent application, design registration, utility model, or other registered industrial property right filed in any jurisdiction outside the Republic of Korea, in the name of the Assignee or its designee, on any improvement, variant, modification, derivative, or new invention that (a) is derived from, based upon, or related to the Technology or the inventions disclosed in the Korean Patents, and (b) is sufficiently novel and non-obvious over the published Korean Patents to qualify for patent protection in such jurisdiction.

1.5 “Global IP Assets”. means the Technology, the right to file Foreign Improvement Patents, the Causes of Action set forth in Section 2.2, and all other components of the Subject IP that, by their nature, are not territorially limited to the Republic of Korea, in each case as further described in Sections 2.1, 2.2, and 2.6.

1.6 “Korean Patents”. means the twelve (12) Korean patents identified in Schedule A, Part 1, together with the corresponding Korean Industrial Designs (Schedule A, Part 2) and Korean Utility Models (Schedule A, Part 5), in each case as registered with KIPO in the name of Cho.

1.7 “Korean Territorial Rights”. means the Korean Patents, Korean Industrial Designs, Korean Utility Models, and Korean Flight Licenses (to the extent transferable in license form under Korean aviation regulations), in each case enforceable solely within the territory of the Republic of Korea.

1.8 “Korea Territory”. means the territory of the Republic of Korea, including its territorial waters and airspace as defined under Korean law.

1.9 “License Back”. means the Exclusive License Back Agreement of even date herewith between the Assignee and Sundori Korea, granting Sundori Korea a Korea-territory exclusive license under the Subject IP for the purpose of Sundori Korea’s continuing Korean domestic operations.

1.10 “Restricted Item”. has the meaning set forth in Section 2.7(a).

1.11 “Subject IP”. means, collectively, (a) the Korean Patents and other Korean Territorial Rights, (b) the Technology, (c) the right to file Foreign Improvement Patents, and (d) the Sundori Marks (in respect of the perpetual worldwide license thereof under Section 2.4), in each case as further described in Schedule A.

1.12 “Sundori Marks”. means the Korean registered trademarks and associated marks covering the brand families “SDR,” “Sundori,” “SDR Drone,” “Sundori Drone,” and the Korean-character mark “순돌이드론,” together with all goodwill associated therewith and any foreign counterpart trademark registrations or applications now or hereafter filed in the name of Sundori Korea (including those filed by the Assignee on behalf of Sundori Korea under Section 2.4).

1.13 “Technology”. means, collectively, the trade secrets, know-how, manufacturing process and BOM documentation, supplier qualification records, software and firmware source code (including object code, binaries, and version-control history), AI and machine-learning models (including weights, architectures, and training data), technical documentation, operating and maintenance manuals, test fixtures and procedures, designs (whether or not registered), and other non-public proprietary information of the Assignors that relates to drone manufacturing and commercialization, whether or not such items overlap with the inventions disclosed in the Korean Patents, as more particularly described in Schedule A, Parts 3 and 6.

1.14 “Transfer Restriction”. has the meaning set forth in Section 2.7(a), being any Korean statutory, regulatory, or contractual restriction (including under the Defense Industry Technology Protection Act, the Industrial Technology Outflow Prevention and Protection Act, the Foreign Trade Act, or any administrative determination by the Korean Ministry of National Defense, the Defense Acquisition Program Administration, the Ministry of Trade, Industry and Energy, or KIPO) that prevents, conditions, materially delays, or prohibits the outright assignment of any component of the Subject IP.

ARTICLE 2

ASSIGNMENT AND LICENSE

2.1 Assignment of Global IP Assets (Worldwide). Effective on the Closing Date, each Assignor hereby sells, assigns, transfers, and conveys to the Assignee, its successors and assigns, on a worldwide basis, free and clear of all liens, encumbrances, security interests, and rights of third parties (other than the License Back, the perpetual worldwide license of the Sundori Marks under Section 2.4, and any government-mandated reservations), all of such Assignor’s right, title, and interest in and to the Global IP Assets, including without limitation:

(a) the Technology — all trade secrets, know-how, manufacturing process documentation, BOM and supplier qualification records, software and firmware (source code, object code, binaries, version-control history), AI and machine-learning models (weights, architectures, training data), technical documentation, manuals, test fixtures and procedures, designs (whether or not registered), and other non-public proprietary information described in Schedule A, Parts 3 and 6, in each case in any and all jurisdictions worldwide;

(b) all copyrights subsisting in any of the foregoing under the Berne Convention for the Protection of Literary and Artistic Works and the laws of any jurisdiction in which copyright protection is available, including all economic rights and moral rights to the maximum extent assignable;

(c) all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the past, current, and future infringement, misappropriation, or violation of any of the foregoing, including all rights to pursue damages, injunctive relief, and other remedies; and

(d) the right to file Foreign Improvement Patents pursuant to Section 2.6.

2.2 Assignment of Korean Territorial Rights. Effective on the Closing Date, Cho hereby sells, assigns, transfers, and conveys to the Assignee, its successors and assigns, free and clear of all liens and encumbrances (other than the License Back), all of Cho’s right, title, and interest in and to the Korean Territorial Rights, including the twelve (12) Korean Patents identified in Schedule A, Part 1, all Korean Industrial Designs identified in Schedule A, Part 2, and all Korean Utility Models identified in Schedule A, Part 5. The Parties expressly acknowledge that the Korean Territorial Rights confer exclusive rights enforceable solely within the Korea Territory and have no patent-enforcement effect in any other jurisdiction.

2.3 Korea-Territory License Back. Notwithstanding the assignment under Sections 2.1 and 2.2, the Subject IP is, in the Korea Territory, subject to the License Back, by which the Assignee grants to Sundori Korea an exclusive, royalty-free, perpetual license under the Subject IP within the Korea Territory, including the right to sublicense to Korean Governmental Authorities for procurement purposes. The License Back shall be filed for registration with KIPO as a 전용실시권 (exclusive license registration) pursuant to the Korean Patent Act Article 100 and equivalent provisions.

2.4 Sundori Marks — Retention and Perpetual Worldwide License. Notwithstanding anything herein to the contrary, ownership of the Sundori Marks shall be retained by Sundori Korea. In lieu of an assignment of the Sundori Marks, Sundori Korea hereby grants to the Assignee, effective on the Closing Date, a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, sublicensable license to use the Sundori Marks in connection with the manufacture, marketing, distribution, sale, support, service, branding, and investor-relations activity of the Assignee and its Affiliates and joint ventures worldwide. Such license shall include the right to file and prosecute trademark applications in any jurisdiction outside the Republic of Korea (USPTO, EUIPO, JPO, CNIPA, and others), in each case in Sundori Korea’s name with Sundori Korea’s reasonable cooperation, with all such foreign applications and resulting registrations to be filed in Sundori Korea’s name with a perpetual license back to the Assignee on the terms set forth herein. The license granted in this Section 2.4 may not be terminated by Sundori Korea except in the event of a final, non-appealable judicial determination that the Assignee has, through willful and uncured material misconduct, caused substantial and irreparable damage to the goodwill associated with the Sundori Marks.

2.5 Worldwide Freedom-to-Practice; Covenant Not to Assert. acknowledge and agree that:

The Parties expressly

(a) the Korean Patents and Korean Territorial Rights confer territorial exclusive rights solely within the Republic of Korea and have no patent-enforcement effect in any other jurisdiction;

(b) by reason of the publication of the Korean Patents in the Korean Patent Gazette, the subject matter disclosed therein has entered the public domain in all jurisdictions outside the Republic of Korea where corresponding foreign patent protection has not been obtained and the Paris Convention or PCT priority deadlines have expired;

(c) accordingly, the Assignee is, and shall remain, free to make, have made, use, offer for sale, sell, import, export, distribute, sublicense, and otherwise commercially exploit the subject matter disclosed in the Korean Patents and any product, service, or technology embodying the same, throughout the world outside the Republic of Korea, without requirement of any license, consent, royalty, or further authorization from any Assignor or any successor, affiliate, licensee, or assignee thereof;

(d) each Assignor hereby irrevocably covenants and agrees not to assert, and to procure that no successor, affiliate, licensee, or assignee of such Assignor shall assert, any claim, right, or demand against the Assignee, its successors, affiliates, sublicensees, joint ventures, customers, or end-users, based on any Korean Patent, any Korean Territorial Right, or any other Korean intellectual-property right of such Assignor, in any jurisdiction outside the Republic of Korea; and

(e) the principal commercial value of the Subject IP outside the Republic of Korea derives from (i) the Technology assigned under Section 2.1, (ii) the worldwide freedom-to-practice and covenant-not-to-assert set forth in this Section 2.5, (iii) Cho’s continuing inventorship as an officer of the Assignee under Section 3.1, and (iv) the Assignee’s right to file Foreign Improvement Patents under Section 2.6.

2.6 Right to File Foreign Improvement Patents. The Assignors hereby grant to the Assignee, on a perpetual, irrevocable, worldwide, royalty-free, and exclusive basis, the right to file, prosecute, maintain, defend, and enforce Foreign Improvement Patents in the name of the Assignee in any and all jurisdictions outside the Republic of Korea, on any improvement, variant, modification, derivative, or new invention that is derived from, based upon, or related to the Technology or the inventions disclosed in the Korean Patents and that is sufficiently novel and non-obvious over the published Korean Patents and other prior art to qualify for patent protection. The Assignors shall, at the Assignee’s reasonable expense, provide all cooperation reasonably necessary to support such filings, including executing inventor declarations, oaths, assignments, and other documents and giving testimony in any related proceedings. To the maximum extent permitted by applicable law, all Foreign Improvement Patents and all rights therein shall vest in the Assignee directly and shall not be subject to any back-license to Sundori Korea outside the Korea Territory (it being understood that, within the Korea Territory, the License Back shall apply to such Foreign Improvement Patents only to the extent they also cover the Korea Territory through corresponding Korean filings, in which case Sundori Korea shall have a license-back as separately agreed).

2.7 Restricted Items; Fallback Worldwide License. The Parties acknowledge that, with respect to certain components of the Subject IP, an outright assignment to the Assignee may be subject to a Transfer Restriction. Each such component is a “Restricted Item.” To the extent that the assignment of any Restricted Item to the Assignee cannot lawfully be effected, or would expose either Party to material adverse regulatory consequence, then, in lieu of assignment under

Section 2.1 or 2.2 and automatically and without further action by either Party, the relevant

Assignor shall be deemed to have granted, and hereby grants, to the Assignee, a perpetual, irrevocable, worldwide (excluding the Republic of Korea), exclusive, royalty-free, fully paid-up, transferable, and sublicensable (through multiple tiers) license (the “Fallback License”) under such Restricted Item, with rights of make/have-made/use/sell/import/export/sublicense, prosecution and enforcement of foreign-counterpart registered rights in Assignor’s name, and filing of new foreign applications, in each case consistent with the rights that would have obtained under outright assignment. The grant of the Fallback License with respect to any Restricted Item shall constitute full and equivalent performance by the Assignors of their obligation to assign such Restricted Item, and the Assignee shall have no claim against the Assignors by reason of the substitution. Restricted Items shall be enumerated in Schedule 2.7 as identified jointly by the Parties from time to time.

ARTICLE 3

COVENANTS

3.1 Cho Officer-Inventor Covenant. Effective on the Closing Date, Cho hereby agrees to accept appointment, and the Assignee hereby agrees to appoint Cho, as a Director and Chief Technology Officer (or such other equivalent senior officer title as the Assignee’s board may designate) of the Assignee, in each case on the terms set forth in this Section 3.1:

(a) Acceptance and Compensation. Cho shall be appointed to such offices by resolution of the Assignee’s board of directors effective at or promptly following the Closing Date. Cho’s compensation for service in such capacity (including any combination of base director fees, officer salary, performance bonuses, and equity-incentive awards) shall be as the Parties may agree in a separate written officer-engagement letter executed on or before the Closing Date, with such terms designed to comply with U.S. federal and state corporate law, the Korea–United States Income Tax Convention, applicable U.S. and Korean securities laws, and the Assignee’s customary D&O insurance program.

(b) Assignment of Inventions. Cho hereby agrees and covenants that, for so long as he serves as an officer or director of the Assignee, all inventions, discoveries, improvements, designs, software, AI/ML models, know-how, and other intellectual property conceived or reduced to practice by Cho (alone or jointly with others), whether during or outside business hours and whether on or off the Assignee’s premises, that (i) relate to the Assignee’s business as conducted or planned, (ii) relate to or are derived from the Technology or the inventions disclosed in the Korean Patents, or (iii) result from Cho’s use of the Assignee’s resources or proprietary information (collectively, “Officer-Period Inventions”), shall be the sole and exclusive property of the Assignee, and Cho hereby irrevocably assigns to the Assignee all right, title, and interest in and to all OfficerPeriod Inventions, in any and all jurisdictions worldwide, together with all causes of action and rights to sue for past, present, and future infringement.

(c) Cooperation. Cho shall, at the Assignee’s reasonable expense, execute and deliver all inventor declarations, oaths, assignments, and other documents and take all such actions as may be reasonably necessary to perfect the Assignee’s title in Officer-Period Inventions and to enable the Assignee to file Foreign Improvement Patents and other patent applications worldwide.

(d) Confidentiality and Fiduciary Duty. Cho shall hold all non-public information of the Assignee in strict confidence and shall owe to the Assignee the fiduciary duties of loyalty and care customary for officers and directors under the laws of the State of Florida.

(e) Concurrent Service Permitted. The Parties acknowledge that Cho will continue to serve as Chief Executive Officer of Sundori Korea concurrently with his service as an officer of the Assignee. Each Assignor and the Assignee acknowledge that such concurrent service is compatible with this Agreement, the License Back, and the Master Services Agreement of even date among Sundori Korea and the Assignee, provided that Cho’s allocation of effort, treatment of confidential information, and management of potential conflicts of interest shall be subject to the customary fiduciary principles and to any reasonable conflict-of-interest policy adopted by the Assignee’s board.

(f) D&O Indemnification and Insurance. The Assignee shall, on or before the Closing Date, procure customary directors-and-officers liability insurance with coverage limits and terms appropriate for an SEC-reporting Florida corporation, and shall provide Cho with the Assignee’s customary D&O indemnification arrangements.

(g) Term. Cho shall serve as a Director and Chief Technology Officer of the Assignee for an initial term of not less than three (3) years, automatically renewing for successive oneyear terms thereafter unless either Cho or the Assignee gives written notice of nonrenewal at least ninety (90) days before the end of the then-current term. Earlier termination shall be in accordance with the officer-engagement letter and applicable Florida corporate law.

3.2 Assignee Foreign Patent Filing Covenant. The Assignee hereby covenants and agrees that:

(a) Promptly following the Closing Date (and in any event within twenty-four (24) months), the Assignee shall, at its own cost and through internationally-recognized patent counsel, commence a Foreign Patent Filing Program designed to (i) capture, to the extent any remaining Paris Convention or U.S./Japan grace-period windows so permit, patent protection in the United States, the European Patent Office, the People’s Republic of China, Japan, and such other jurisdictions as the Assignee may determine, and (ii) file Foreign Improvement Patents on improvements, variants, modifications, derivatives, and new inventions arising from Cho’s continuing inventorship as an officer of the Assignee under Section 3.1 and from the Assignee’s research, development, and joint-venture activities;

(b) The Assignee shall fund all reasonable filing, prosecution, and maintenance costs of the Foreign Patent Filing Program, including foreign agent fees, official fees, translation costs, and renewal and annuity fees;

(c) The Assignee shall provide the Assignors with semi-annual written reports of the status of the Foreign Patent Filing Program, including a schedule of applications filed, pending, granted, and abandoned, and any material developments in prosecution; and

(d) The Assignee shall use commercially reasonable efforts to identify and file applications in any remaining priority window for the most recent Korean Patents (in particular, any Korean Patent for which the Paris Convention twelve-month deadline or the United States or Japan twelve-month grace period under 35 U.S.C. §102(b)(1)(A) or Japan Patent Act §30 remains available as of the Closing Date), each as identified in Schedule A.1.

3.3 Future Improvements Covenant. The Assignors and the Assignee acknowledge that the Assignee’s worldwide intellectual-property portfolio shall be built principally through (a) the Technology assigned under Section 2.1, (b) the public-domain freedom-to-practice under Section 2.5, (c) Foreign Improvement Patents under Sections 2.6 and 3.2, and (d) Officer-Period Inventions developed by Cho under Section 3.1. The Assignors covenant to cooperate with the Assignee in identifying, refining, and disclosing improvements, variants, and new inventions for the Foreign Patent Filing Program, and to maintain confidentiality of pre-filing technical disclosures.

3.4 Capital-Formation Covenant. The Assignee covenants and agrees to use commercially reasonable efforts to raise growth and project capital, whether through the U.S. public capital markets (including pursuant to Regulation A+ Tier 2 or any other applicable exemption), private placements, debt financings, or other means, to fund (a) the global commercialization of the Technology, (b) the establishment of foreign joint-venture manufacturing facilities in the principal addressable markets, and (c) the build-out of additional manufacturing capacity in the Republic of Korea. During a six-month measurement period commencing on the Closing Date and recurring thereafter, the aggregate capital actually delivered, made available, or arranged by the Assignee to or for the benefit of Sundori Korea or for direct investment in Korean or foreign manufacturing facilities operating for the supply of Sundori Drone products, whether in the form of cash, cash equivalents, in-kind contributions, equity or equity-linked securities of the Assignee or its affiliates, or any combination of the foregoing, in each case valued at fair market value, shall, in the aggregate, be not less than five million U.S. dollars (US$5,000,000), as a covenant of the Assignee to support the continued commercial deployment of the Technology.

3.5 Foreign Joint-Venture Covenant. The Assignee covenants to use commercially reasonable efforts to establish and operate, directly or through wholly- or majority-owned subsidiaries, foreign joint ventures with local manufacturing partners in the principal addressable markets (which may include the United Arab Emirates, Poland, Turkey, the United States, Cambodia, Mongolia, Bangladesh, Japan, India, Thailand, and such other jurisdictions as the Assignee may determine), in each case for the purpose of manufacturing and supplying drone products and solutions worldwide using the Technology and the Assignee’s Foreign Improvement Patents. The Parties acknowledge that the specific equity-participation level, governance terms, and operational arrangements of each foreign joint venture shall be subject to good-faith negotiation with each joint-venture partner and may vary across jurisdictions to reflect local market conditions and partner expectations.

3.6 Continuing Master Services Engagement. The Parties acknowledge that Sundori Korea will, pursuant to the Master Services Agreement of even date, provide engineering, factory-setup, training, and ongoing technical-support services to the Assignee for global commercialization of the Technology. Such services are documented and paid for separately from the consideration for the assignment under this Agreement, in compliance with Korean Corporate Income Tax Act §52, the Korean International Tax Adjustment Act, and U.S. Internal Revenue Code §482.

ARTICLE 4

CLOSING AND CONDITIONS

4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date that is the later of (a) the Effective Date and (b) the date on which the conditions set forth in Sections 4.2 and 4.3 are satisfied (or waived in writing by the affected Party). The Parties shall use commercially reasonable efforts to cause the Closing to occur as soon as practicable following the Effective Date.

4.2 Conditions to Assignee’s Obligation. The Assignee’s obligation to consummate the Closing is subject to the satisfaction (or waiver in writing by the Assignee) of the following conditions:

(a) the truth and accuracy in all material respects of the representations and warranties of the Assignors set forth in Article 5, as of the Effective Date and the Closing Date;

(b) the execution and delivery by Cho of an officer-engagement letter implementing Section 3.1;

(c) the execution and delivery by the Parties of (i) this Agreement, (ii) the License Back, and

(iii) the Master Services Agreement; and

(d) compliance by the Assignors with all covenants required to be performed by them on or before the Closing Date.

4.3 Conditions to Assignors’ Obligation. The Assignors’ obligation to consummate the Closing is subject to the satisfaction (or waiver in writing by the Assignors) of the following conditions:

(a) the change of control of the Assignee pursuant to the CoC Agreement having occurred or being scheduled to occur substantially contemporaneously with the Closing hereunder;

(b) the truth and accuracy in all material respects of the representations and warranties of the Assignee set forth in Article 5; and

(c) compliance by the Assignee with all covenants required to be performed by it on or before the Closing Date.

4.4 Closing Deliverables. At Closing, (a) the Assignors shall deliver to the Assignee duly executed assignment instruments in the form required for recordation with KIPO, USPTO, EPO, JPO, CNIPA, and other applicable registries; (b) the Assignee shall deliver to Cho the executed officer-engagement letter and a board resolution appointing Cho as Director and Chief Technology Officer; and (c) the Parties shall exchange the License Back and Master Services Agreement, fully executed.

4.5 Post-Closing KIPO Recordation. Promptly following Closing, and in any event within ninety (90) days, the Parties shall cooperate to record the assignment of the Korean Patents and Korean Territorial Rights with KIPO from the name of Cho to the name of the Assignee, at the Assignee’s cost. Sundori Korea’s License Back shall be recorded with KIPO as a 전용실시권 (exclusive license) concurrently with the assignment recordation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations of Cho. Cho represents and warrants to the Assignee, as of the Effective Date and the Closing Date, that:

(a) Title to Korean Patents. Cho is the sole legal and beneficial owner of, and has good and marketable title to, each of the twelve (12) Korean Patents identified in Schedule A, Part 1, in each case as the registered patentee with KIPO, free and clear of all liens, encumbrances, security interests, pledges, options, rights of first refusal, voting agreements, transfer restrictions, and rights of third parties (other than as expressly disclosed in Schedule 5.2);

(b) Inventorship. Cho is the sole or principal inventor of the inventions claimed in the Korean Patents and has not assigned, licensed, pledged, hypothecated, or otherwise encumbered any of the Korean Patents in favor of any third party (other than as expressly disclosed in Schedule 5.2);

(c) No Conflicting Obligations. Cho is not subject to any employment, consulting, fiduciary, or other agreement that conflicts with, prevents, or limits Cho’s ability to (i) assign the Korean Patents and Korean Territorial Rights to the Assignee under Section 2.2 and (ii) accept appointment as Director and Chief Technology Officer of the Assignee under

Section 3.1;

(d) Authority. Cho has full legal capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder; and

(e) No Third-Party Use. To Cho’s knowledge, no third party is using or has used the inventions disclosed in the Korean Patents in the Korea Territory without authorization, and Cho has not granted any license under the Korean Patents to any third party (other than the License Back contemplated hereby).

5.2 Representations of Sundori Korea. Sundori Korea represents and warrants to the Assignee, as of the Effective Date and the Closing Date, that:

(a) Title to Technology. Sundori Korea is the sole legal and beneficial owner of, and has good and marketable title to, the Technology (subject to the License Back), including all trade secrets, know-how, software, AI/ML models, BOM, supplier qualification records, manufacturing process documentation, and other components described in Schedule A, Parts 3 and 6, in each case free and clear of all liens, encumbrances, security interests, and rights of third parties (other than as expressly disclosed in Schedule 5.2);

(b) Title to Sundori Marks. Sundori Korea is the sole legal and beneficial owner of, and has good and marketable title to, the Sundori Marks identified in Schedule A, Part 4, free and clear of all liens, encumbrances, and rights of third parties;

(c) Employee Inventions. All inventions, developments, and intellectual property created by employees, officers, directors, advisors, and contractors of Sundori Korea in connection with Sundori Korea’s business have been duly assigned to Sundori Korea pursuant to the Korean Invention Promotion Act (발명진흥법) and Sundori Korea’s Employee Invention Regulations, and all reasonable Article 15 compensation owed to inventors has been paid or accrued;

(d) Authority. Sundori Korea has full corporate authority to execute and deliver this Agreement and to perform its obligations hereunder, including the assignments and license grants under Article 2 and the covenants under Article 3; and

(e) No Material Litigation. There is no action, suit, claim, arbitration, investigation, audit, or proceeding pending or, to Sundori Korea’s knowledge, threatened that would materially adversely affect the Subject IP or the Assignors’ ability to consummate the transactions contemplated hereby.

5.3 Representations of the Assignee. The Assignee represents and warrants to the Assignors, as of the Effective Date and the Closing Date, that the Assignee has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and that the execution, delivery, and performance hereof have been duly authorized by all necessary corporate action.

5.4 Disclosure regarding Paris Convention and PCT Priority. The Parties mutually represent, acknowledge, and disclose the following, which disclosure shall constitute an integral element of the consideration and risk-allocation under this Agreement:

(a) The Korean Patents have been published in the Korean Patent Gazette, and the inventions disclosed therein constitute prior art under the patent laws of jurisdictions outside the Republic of Korea;

(b) The twelve-month Paris Convention priority deadlines under Article 4 of the Paris Convention for the Protection of Industrial Property, and the corresponding PCT international-phase deadlines, have expired with respect to substantially all of the Korean Patents identified in Schedule A, Part 1 (other than such Korean Patents, if any, as may be identified in Schedule A.1 as remaining within priority);

(c) Consequently, foreign patent protection on the inventions disclosed in the Korean Patents is generally not available, except (i) under the twelve-month grace-period provisions of the United States Patent Act, 35 U.S.C. §102(b)(1)(A), and the Japan Patent Act §30 (as supplemented by the 2018 amendments), in each case to the extent applicable to specific Korean Patents identified in Schedule A.1, and (ii) for improvements, variants, modifications, derivatives, and new inventions sufficiently novel and non-obvious over the published Korean Patent disclosures, such Foreign Improvement Patents to be filed in the Assignee’s own name pursuant to Sections 2.6 and 3.2; and

(d) The principal commercial value of the Subject IP, outside the Republic of Korea, derives from (i) the public-domain freedom of the Assignee to practice the disclosed inventions worldwide pursuant to Section 2.5, (ii) the Technology and other non-disclosed Global IP Assets assigned hereunder, (iii) Cho’s continuing inventorship as an officer of the

Assignee pursuant to Section 3.1, and (iv) the Foreign Improvement Patents to be filed by the Assignee pursuant to Sections 2.6 and 3.2. The Assignee acknowledges that it has been fully informed of the foregoing, has had an opportunity to consult independent intellectual-property counsel, and shall have no claim against the Assignors arising from the territorial limitations of the Korean Patents or from the expiration of foreign-filing priority deadlines.

ARTICLE 6

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1 Indemnification by Assignors. Each Assignor shall, severally and not jointly, indemnify, defend, and hold harmless the Assignee and its successors, affiliates, directors, officers, employees, and agents from and against any and all losses, damages, liabilities, claims, demands, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to

(a) any material breach by such Assignor of its representations, warranties, or covenants set forth herein, or (b) any third-party claim that such Assignor’s assignment to the Assignee of any component of the Subject IP infringed or violated the rights of such third party.

6.2 Indemnification by Assignee. The Assignee shall indemnify, defend, and hold harmless the Assignors from and against any losses arising out of (a) any material breach by the Assignee of its representations, warranties, or covenants set forth herein, or (b) the Assignee’s use of the Subject IP after the Closing Date in a manner inconsistent with this Agreement.

6.3 Survival. All representations, warranties, and indemnification obligations of the Parties shall survive the Closing for a period of two (2) years; provided that the representations regarding title (Sections 5.1(a), 5.1(b), 5.2(a), 5.2(b)) and authority shall survive until the expiration of the applicable statute of limitations.

6.4 Limitation of Liability.

EXCEPT FOR FRAUD, WILLFUL MISCONDUCT, AND

INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE FAIR MARKET VALUE OF THE SUBJECT IP TRANSFERRED HEREUNDER, AS DETERMINED IN GOOD FAITH BY AN INDEPENDENT VALUATION FIRM SELECTED BY THE PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES.

ARTICLE 7

MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles; provided that matters relating to the validity, scope, and enforcement of the Korean Patents and Korean Territorial Rights shall be governed by the laws of the Republic of Korea.

7.2 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally resolved by binding arbitration administered by the Korean Commercial Arbitration Board under the KCAB International Arbitration Rules, with seat in Seoul, before three arbitrators, in English with Korean translation as required. Judgment on the award may be entered in any court of competent jurisdiction.

7.3 Notices. All notices, requests, and other communications hereunder shall be in writing and delivered by hand, overnight courier, or email with confirmation of receipt, to the addresses set forth on the signature page or to such other address as a Party may designate in writing. Email notices to the Assignee shall be effective if delivered to liam@equorix.com and sam@equorix.com.

7.4 Entire Agreement; Amendment. This Agreement, together with the License Back, the Master Services Agreement, the officer-engagement letter contemplated by Section 3.1, and the Schedules and Exhibits hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by all Parties.

7.5 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts (including by PDF or electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.6 Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to render it valid and enforceable, and the remaining provisions shall remain in full force and effect.

7.7 Assignment. Neither Assignor may assign its rights or obligations hereunder without the Assignee’s prior written consent. The Assignee may assign this Agreement, in whole or in part, to (a) any affiliate, (b) any successor in a merger, consolidation, or sale of all or substantially all assets, or (c) any acquirer of the Subject IP in a bona fide commercial transaction, in each case without the Assignors’ consent.

7.8 Cooperation; Further Assurances. Each Party shall, at the other Parties’ reasonable expense, execute and deliver such further documents and take such further actions as may be reasonably necessary to give full effect to this Agreement, including without limitation any documents required for KIPO, USPTO, EPO, JPO, CNIPA, or other registry recordations.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CO-ASSIGNOR (INDIVIDUAL):

_______________________________________________ CHO SOON-SIK, an individual

Date: _____________6/9/2026

_________________

Address: 947 Hanam-daero, Hanam-si, Gyeonggi-do, Republic of Korea

CO-ASSIGNOR (CORPORATE):

SUNDORI DRONE CO., LTD. a corporation of the Republic of Korea

By:
Name:	Cho Soon-sik
Title:	Chief Executive Officer

Date:

6/9/2026

_________________

Address: 947 Hanam-daero, Hanam-si, Gyeonggi-do, Republic of Korea

ASSIGNEE:

HALLMARK VENTURE GROUP, INC. (to be renamed SDR Drone Inc.), a Florida corporation

By:
Name:	Paul Strickland
Title:	CEO

Date:

6/9/2026

__________________

Address: 1800 N Town Center Drive, Suite 100, Las Vegas, Nevada 89144

Notice contacts: sam@equorix.com

SCHEDULE A

SUBJECT IP Part 1 — Korean Patents The following twelve (12) Korean patents are registered in the name of Cho Soon-sik with the Korean Intellectual Property Office (KIPO): #

Patent No.

Title (Korean / English Translation)

Filed

Registered

10-2026793

2개의 윈치를 포함하는 유선 드론 시스템 / Tethered Drone System with Two Winches

2019.06.03

2019.09.24

10-2064239

무인 비행체 제어 시스템 / Unmanned Aerial Vehicle Control System

2019.06.07

2020.01.03

10-2126989

미세먼지 포집용 드론 운용 시스템 / Fine Dust Collection Drone Operation System

2019.09.25

2020.06.19

10-2281804

충돌 방지 드론 제어 시스템 / Collision Avoidance Drone Control System

2019.09.27

2021.07.20

10-2293325

농업용 드론 운용 시스템 / Agricultural Drone Operation System

2019.09.27

2021.08.18

10-2281656

드론 / Drone

2021.04.27

2021.07.20

10-2362264

유무선복합드론 / Wired/Wireless Hybrid Drone (T-dori)

[TBC]

[TBC]

10-2366800

다수의 드론제어장치, 방법 및 프로그램 / Multi-Drone Control Apparatus, Method and Program

[TBC]

[TBC]

10-2370098

인명구조용 드론 / Lifesaving Drone

[TBC]

[TBC]

10-2447512

수소연료 유선드론시스템 / Hydrogen-Fuel Tethered Drone System

[TBC]

[TBC]

10-2592962

안전하고 정밀한 착륙이 가능한 드론스테이션 / Safe Precision Landing Drone Station

[TBC]

[TBC]

10-2782838

드론케이블의 낙하지연장치 / Drone Cable Fall-Delay Device

[TBC]

[TBC]

Notes: “[TBC]” indicates filing/registration dates to be confirmed by Korean patent counsel prior to KIPO recordation. Patentee on all twelve patents: Cho Soon-sik (조순식, 820318-XXXXXXX), 경기도 하남시 덕산로 80, 302동 1502호 (or earlier address per certificate).

Schedule A.1 — Korean Patents within Foreign-Filing Priority Window (if any) Korean Patents identified below remain within the twelve-month Paris Convention priority window or within the U.S./Japan twelve-month grace period as of the Closing Date and are accordingly eligible candidates for foreign patent filings in the Assignee’s name under Section 3.2(d):

●

[To be populated by Korean patent counsel: list any Korean Patent with filing date within 12 months of the Closing Date for Paris Convention priority, or first publication date within 12 months of the Closing Date for U.S./Japan grace-period filings.]

Part 2 — Korean Industrial Designs [To be itemized by Sundori Korea / Cho prior to KIPO recordation. Anticipated to include design registrations covering airframes, ground-station enclosures, and station/dock geometries of the Sundori Drone Platform.]

Part 3 — Technology (Trade Secrets, Know-How, and Other Non-Public Proprietary Assets) The Technology being assigned under Section 2.1 includes, without limitation:

(a) Manufacturing process documentation: Surface-mount technology line setup, flightcontroller board test and burn-in procedures, composite lay-up and cure schedules, tetherwinch assembly process, Markforged / Stratasys composite three-dimensional print parameter sets;

(b) Bill-of-materials and supplier qualification records: China-free, NDAA §848 / Blue UAS compliant supplier lists, qualification methodology, second-source identification;

(c) Test fixtures and procedures: Environmental chambers, IP54/IP55 verification protocols, temperature-cycling protocols (−10°C to +50°C), first-article inspection and acceptance test procedures;

(d) Software and firmware source code: MFS Swarm Operating System, FANET mesh networking stack, mission planning software, ground-control station applications, in each case including source code, object code, binaries, and version-control history;

(e) AI and machine-learning models: Model architectures, trained weights, training data, validation datasets, hyperparameters, and pipelines for autonomous flight, collision avoidance, swarm coordination, agricultural target recognition, and other applications;

(f) Hardware designs and proprietary engineering: H5, M2K, CG30K, VT-50/VT5, SeaScout, SQ20, H-EB2024, HPX, MCV, Hornet (F10i), and related hardware platforms; anti-collision systems; encrypted CAD licensing stack;

(g) Manufacturing process know-how and supply-chain methodology (China-free / NDAA §848 / Blue UAS compliant);

(h) Combat-operational methodology; and

data,

customer

and

government

database,

pricing

(i) Technical documentation, operating and maintenance manuals, parts catalogs, software user guides, test and acceptance procedures, and ISO-aligned quality manuals.

Part 4 — Sundori Marks The following Korean registered trademarks are retained in ownership by Sundori Korea and licensed to the Assignee on a perpetual, worldwide, royalty-free basis under Section 2.4:

●

“SDR” (Roman script);

●

“Sundori” (Roman script);

●

“SDR Drone” (composite, Roman script);

●

“Sundori Drone” (composite, Roman script);

●

“순돌이드론” (Korean script);

●

any additional stylized, logo, composite, or device marks within the foregoing brand families (to be itemized prior to Closing).

Part 5 — Korean Utility Models [To be itemized by Sundori Korea / Cho prior to KIPO recordation.]

Part 6 — Additional Trade Secrets and Corporate Secrets Additional trade-secret items not separately enumerated in Part 3 above, including without limitation Sundori Korea’s internal R&D roadmap, customer pipeline, pricing models, regulatory and certification know-how (Korean wind / dust / water resistance certification, NDAA §848 / Blue UAS / NATO STANAG 4586/4703 compliance documentation), and combat-operational analytics, all as documented in Sundori Korea’s internal records as of the Closing Date.